EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT




To the Board of Directors
of The CIT Group Holdings, Inc.:

     We consent to incorporation by reference in Registration Statements No. 33-58107, No. 33-58418, No. 33-85224, No. 33-64309 and No. 333-07249 on Form S-3
of The CIT Group Holdings, Inc. of our report dated January 17, 1997, except as to Note 21 which is as of February 21, 1997, relating to the consolidated balance sheets of The CIT Group Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of The CIT Group Holdings, Inc.


                                                   KPMG PEAT MARWICK LLP



Short Hills, New Jersey
March 4, 1997